EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Organization/Incorporation
MHI Hospitality, L.P.	Delaware
MHI Hospitality TRS, LLC	Delaware
MHI Hospitality TRS Holding, Inc.	Maryland
MHI GP LLC	Delaware
Laurel Hotel Associates LLC	Maryland
MHI Laurel West LLC	Maryland
Philadelphia Hotel Associates LP	Pennsylvania
Brownestone Partners, LLC	North Carolina
Capitol Hotel Associates L.P., L.L.P.	Virginia
Savannah Hotel Associates LLC	Virginia
MHI Jacksonville LLC	Delaware
Louisville Hotel Associates, LLC	Delaware
MHI Hotel Investments Holdings, LLC	Delaware
MHI Hospitality TRS II, LLC	Delaware
Tampa Hotel Associates, LLC	Delaware
Hampton Hotel Associates, LLC	Delaware